Exhibit 99.2

June 14, 2012

Dear Shareholder:

As your new president and chief executive officer, it is my pleasure and honor to provide you with an update of the recent activities of our company since our annual shareholder meeting. First, you should know that more than 94 percent of all outstanding shares were cast during this year’s proxy vote, a tribute to your loyalty and unquestionable support of our organization. While opinions may have differed during the proxy vote, one thing is clear. Each of us wants what is best for our organization.

Newly elected directors John Paul Houston, James Shortt, and Mauyer Gallimore – well-respected businessmen and life-long Floyd residents – along with reelected director Dr. Howard Conduff and management are in the early stages of developing a comprehensive plan that will address the immediate needs faced by our bank today and the expected challenges of tomorrow. We will focus on ways to make our operations more efficient and our customer experience more rewarding. Our new board is energized and united with management in continuing the past successes of our bank.

Many of you have shared your concern regarding the future of the Bank of Floyd. Our commitment is to remain independent. We believe that strong core earnings and a healthy balance sheet are critically important to accomplishing that goal. Because overall financial performance is of utmost importance, there are some weaker credits we may elect to remove from our books in the second quarter. We will provide more detail after June 30 when the reporting period ends.

As we review and evaluate a number of areas throughout the organization, we do know changes are in order, particularly if we expect to compete on a level playing field. For example, it is critical that we upgrade those systems that meet the needs and demands of our customers and provide employees with the technology to make them more effective in their work. Just as important, it is imperative we create a credit culture that openly invites and welcomes qualified borrowers to do business with us. With strong capital and liquidity, the Bank of Floyd has money to lend.

We are excited about the future. We have loyal customers, dedicated employees and shareholders who understand the unlimited potential of our company. Our ultimate purpose is to create long-term economic rewards for our shareholders by providing excellent customer service, creating an environment where employees can learn and grow, and supporting the communities in which we do business.

In closing, we offer our gratitude and appreciation to former President and CEO Leon Moore and former directors Bill Gardner, Kevin Mitchell and Harris Warner for their many years of dedication. Again, thank you for your support and loyalty to the Bank of Floyd.

Sincerely,

Michael Larrowe
President and Chief Executive Officer